EXHIBIT 16.1

GBH CPAs, PC 6002 Rogerdale, Suite 500 Houston, Texas 77072 Tel: 713-482-0000 Fax: 713-482-0099

June 17, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of CRC Crystal Research Corporation (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about June 17, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/  GBH CPAs, PC